Exhibit 99.1

PSQ Holdings Announces Agreement to Sell EveryLife for $5.5 Million in Cash

The pending all-cash divestiture is expected to deliver non-dilutive capital and advance the Company's exit from direct-to-consumer commerce as it sharpens its focus as a payments and financial infrastructure company

BOZEMAN, Mont.--(BUSINESS WIRE)-- PSQ Holdings, Inc. (NYSE: PSQH) ("PSQH" or the "Company") announced today that it has entered into a definitive agreement to sell EveryLife, its direct-to-consumer diaper and baby products brand, to FreeHold Brands, LLC, for gross proceeds of $5.5 million in cash, before transaction fees and customary adjustments. The transaction is expected to close by September 30, 2026, subject to customary closing conditions.

The Company has reported EveryLife as discontinued operations since the third quarter of 2025, reflecting the Company's previously stated intention to divest non-core assets as it concentrates on its core payments and financial infrastructure businesses.

"We are a payments and financial infrastructure company. The signing of this agreement marks an important step in our plan to keep our focus on the core fintech business while monetizing an asset that is no longer central to our long-term goals,” commented Dusty Wunderlich, Chairman and CEO of PSQ Holdings. “EveryLife is a good business, with a real mission, and people who care deeply about combining the two. EveryLife belongs with an owner whose company is built for maximizing both. We believe that after closing, FreeHold Brands can provide that home. For our shareholders, this transaction is simple: non-dilutive cash on the balance sheet, less cost, and undivided attention on our core fintech offerings: credit and payments."

Transaction Highlights

The completion of the sale would deliver non-dilutive cash to the Company's balance sheet, further strengthening its capital position without issuing equity. It would also complete the Company’s divestiture of its direct-to-consumer products division. This continues streamlining an already lean, highly capable organization built around, and now exclusively focusing on, a core fintech business providing a singular payments and consumer financing platform for highly regulated industries. Because EveryLife has been classified within discontinued operations, the transaction is expected to have no impact on the Company's continuing operations.

FullSend Partners acted as financial advisor to the Company in connection with the transaction.

About PSQ Holdings, Inc.

PSQ Holdings (NYSE: PSQH) is a payments and financial infrastructure company. We build and operate financial infrastructure in highly regulated environments for industries underserved by traditional financial institutions, including businesses, campaigns, and nonprofits that depend on reliable, compliant payment solutions.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected timing and ability to complete the transaction, the anticipated use of proceeds, and the expected benefits of the transaction to the Company. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including the risk that closing conditions are not satisfied, that the transaction does not close on the anticipated timeline or at all, and other risks described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements except as required by law.

Investors Contact:

investment@publicsquare.com

Media Contact:

pr@publicsquare.com

Source: PSQ Holdings, Inc.